Exhibit 5.1

Ashurst Perkins Coie 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	ashurstperkinscoie.com T. +1.303.291.2300 F. +1.303.291.2400

July 1, 2026

OneMedNet Corporation

6385 Old Shady Oak Road, Suite 250

Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-1 Filed by OneMedNet Corporation

Ladies and Gentlemen:

We have acted as counsel to OneMedNet Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), for the registration of the resale by the selling stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of an aggregate of 11,680,535 shares of Common Stock, consisting of (a) 8,500,000 shares of Common Stock issuable pursuant to advances under the Standby Equity Purchase Agreement, dated July 1, 2026, by and between YA II PN, Ltd. and the Company (the “SEPA”), (b) an aggregate of 1,885,078 shares of Common Stock issued or to be issued to Dr. Thomas Kosasa in connection with investments made in the Company, and (c) an aggregate of 1,295,457 shares of Common Stock issued or to be issued to Dr. Jeffrey Yu in connection with investments made in the Company and in lieu of prior cash compensation owed to Dr. Jeffrey Yu (all such shares of Common Stock listed in clauses (a) through (c), collectively, the “Selling Stockholder Shares”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Selling Stockholder Shares are being registered by the Company in accordance with, and upon the terms and subject to the satisfaction of the conditions set forth in: (a) the SEPA, (b) the Subscription Agreements between the Company and each of Dr. Thomas Kosasa and Dr. Jeffrey Yu related to their investments in the Company (the “Subscription Agreements”), and (c) the letter agreement, dated April 1, 2026, between the Company and Dr. Jeffrey Yu with respect to conversion of prior cash compensation owed to Dr. Jeffrey Yu (the “Conversion Agreement”).

We have examined the Third Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, the Prospectus, the SEPA, the Subscription Agreements, the Conversion Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Selling Stockholder Shares registered for resale by certain Selling Stockholders have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

For purposes of the opinions expressed herein, we have examined the General Corporation Law of the State of Delaware, and our opinion is limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, any other laws, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ ASHURST PERKINS COIE US LLP